EXHIBIT 10.4.1

FIRST AMENDMENT TO

CATHAY BANCORP, INC.

EQUITY INCENTIVE PLAN

The Cathay Bancorp, Inc. Equity Incentive Plan (the “Plan”), adopted in 1998, provided in Section 3(a) of the Plan, that the total number of shares of Common Stock of the Company reserved and available for issuance pursuant to Awards under the Plan would be 1,075,000. Pursuant to the provisions of Section 3(b) of the Plan, that number was adjusted to 2,150,000 shares of Common Stock as a result of a 2-for-1 stock split effective May 9, 2002.

The purpose of this First Amendment to the Plan is to increase to 3,500,000 the number of shares available for issuance pursuant to awards under the Plan. Terms used in this First Amendment to the Plan and not otherwise defined shall have the meanings specified in the Plan.

AMENDMENT

Pursuant to Section 9 of the Plan, Section 3(a) is hereby amended in its entirety to read as follows:

“Number of Shares. The total number of shares of Stock reserved and available for issuance pursuant to Awards under this Plan shall be 3,500,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares reacquired in private transactions or open market purchases, but all shares issued under the Plan, regardless of source, shall be counted against the 3,500,000 share limitation. If any Option terminates or expires without being exercised in full or if any shares of Stock subject to an Award are forfeited, or if an Award otherwise terminates without a payment being made to the participant in the form of Stock, the shares issuable under such Option or Award shall again be available for issuance in connection with Awards. Any Award under this Plan shall be governed by the terms of the Plan and any applicable Award Agreement.”

The First Amendment to the Plan was adopted by the Company’s board of directors on June 19, 2003 and approved by the Company’s stockholders on September 17, 2003.